Exhibit 99.1

Contact:
Christine Greany
(858) 523-1732

THE WET SEAL, INC. HIRES SPECIALTY RETAIL AND JUNIOR FASHION VETERAN

Christine Lee Appointed Executive Vice President, Chief Merchandising Officer

FOOTHILL RANCH, CA, July 31, 2014 (BUSINESS WIRE) - The Wet Seal, Inc. (Nasdaq: WTSL), a leading specialty retailer to young women, today announced that Christine Lee has been appointed Executive Vice President and Chief Merchandising Officer, starting on September 3, 2014.

John D. Goodman, Chief Executive Officer, stated “Christine’s track record as a successful merchant and extensive experience in specialty retail and junior fashion will be a tremendous asset to Wet Seal. She is an outstanding merchant who also possesses exceptional analytical and leadership skills. We look forward to the creativity she will bring to the Wet Seal brand as we navigate the changing retail landscape and execute our growth strategies.”

Ms. Lee joins Wet Seal from Pacific Sunwear of California, Inc. (Nasdaq:PSUN), a specialty retailer offering apparel, accessories and footwear to teens and young adults. Ms. Lee served as Senior Vice President/General Merchandise Manager, Women’s Apparel, Accessories and Design since 2010. During her tenure, she played an integral role in the strategic repositioning and turnaround of the women’s division. Prior to Pacific Sunwear, Ms. Lee spent 18 years with Urban Outfitters, Inc. (Nasdaq:URBN), a lifestyle specialty retailer. She started her career with the Company as a sales associate and held various buying and merchandising positions until being appointed General Merchandise Manager, Women’s Apparel & Accessories and Urban Renewal & Design. Ms. Lee holds a B.A. from the University of Michigan.
“Wet Seal’s strong roots in junior fast fashion and dynamic leadership make this a compelling opportunity,” commented Ms. Lee. “I am excited to work with the executive and merchandising teams and believe there is a powerful runway to drive growth and enhance Wet Seal’s brand positioning.”

About The Wet Seal, Inc.

The Wet Seal, Inc., a pioneer in fast fashion retailing, sells apparel, footwear and accessories designed for teen girls and young women through retail stores nationwide, as well as two e-commerce websites. The Company operates 532 stores in 47 states and Puerto Rico, www.wetseal.com and www.ardenb.com. For additional corporate information, please visit
www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.